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                                                                      EXHIBIT 14

                                 CODE OF ETHICS
                        FOR SENIOR FINANCIAL OFFICERS OF
                              GLACIER BANCORP, INC.

PREFACE

Glacier Bancorp, Inc. (the "Company") has an existing Code of Ethics and Conduct governing professional and ethical conduct of executive officers, including senior financial officers, employees and directors, of the Company and its subsidiary banks.

Section 406 of the Sarbanes-Oxley Act of 2002 requires the adoption of a code of ethics for senior financial officers (including the principal executive officer) of public companies. The Company desires to supplement the existing Code of Ethics and Conduct by adopting this Code of Ethics that is specifically applicable to the Company's Senior Financial Officers (as defined below).

This Code of Ethics ("Code") is intended to serve as a source of guiding principles. Senior Financial Officers are encouraged to raise questions about particular circumstances that may involve one or more provisions of this Code to the attention of the Board of Directors, the Audit Committee, or other properly authorized committee (or in the absence thereof, to the independent directors on the Board of Directors), who may consult with legal counsel.

A.       ETHICAL CONDUCT, COMPLIANCE AND REPORTING

It is the policy of the Company that the persons set forth on Exhibit A hereto ("Senior Financial Officers") of the Company adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their responsibilities:

1. Act with honesty and integrity, avoiding actual or apparent conflicts between his or her personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position.

2. Perform responsibilities with a view to causing both periodic reports filed or submitted by the Company with the Securities and Exchange Commission, other federal and state regulatory agencies, and other public communications made by the Company, to contain information that is full, fair, accurate, timely and understandable.

3. Comply with federal, state and local laws applicable to the Company, and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

4. Act in good faith, responsibly, with due care and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised.

5. Respect the confidentiality of information acquired in the course of the performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose. Do not use confidential information acquired in the course of the performance of his or her responsibilities for personal advantage.

6. Proactively promote and reinforce ethical behavior among subordinates and peers.

7. Use corporate assets and resources employed or entrusted in a responsible manner.

8. Do not use corporate information, corporate assets, corporate opportunities or one's position with the Company for personal gain. Do not compete directly or indirectly with the Company.

9. Promptly report to the Board of Directors, the Audit Committee, or other properly authorized committee (or in the absence thereof, to the independent directors on the Board of Directors) (a) material transactions or relationships that reasonably could be expected to give rise to a conflict of interest and (b) actual and

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         apparent violations of this Code.

         .
B.       MONITORING AND ENFORCEMENT

         It is also the policy of the Company that:

10. The Audit Committee, or other properly authorized committee (or in the absence thereof, the independent directors on the Board of Directors) shall have the power to monitor, make determinations, and recommend to the Board of Directors action with respect to violations of this Code. The Board of Directors shall determine, or designate an appropriate person to determine, appropriate actions to be taken in the event of violations of this Code, except for paragraph A.2, with respect to which the Audit Committee shall have such power.

11. Violations of this Code may result in disciplinary action, up to and including termination of employment.

12. This Code shall be supplemental to other codes of conduct and ethics/confidentiality policies that are generally applicable to all employees, officers and/or directors of the Company.

                                    Exhibit A

                            Senior Financial Officers

Persons holding the following offices shall be considered "Senior Financial Officers" under the Code as of February 25, 2004:

                      President and Chief Executive Officer

              Executive Vice President and Chief Financial Officer

                  Assistant Vice President/Corporate Accountant